This document is a free translation of the Brazilian judicial administrator's report referred to August, 2017 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on October 16, 2017. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

THE RIGHT HONORABLE JUDGE OF THE 7TH BUSINESS COURT OF THE CAPITAL DISTRICT OF THE STATE OF RIO DE JANEIRO

Case no. 0203711-65.2016.8.19.0001
Judicial Recovery of Oi S.A and others

The **TRUSTEE IN BANKRUPTCY** (Escritório de Advocacia Arnoldo Wald), named in the Judicial Recovery case of Oi S.A. and others, comes respectfully to request from Your Excellency to please add the following to the records of the attached Monthly Activity Report ("RMA") for the month of August 2017.

Rio de Janeiro, October 16, 2017.

Trustee in Bankruptcy
Escritório de Advocacia Arnoldo Wald

EXECUTIVE ACTIVITIES REPORT

RMA

JUDICIAL RECOVERY

Oi

August 2017

16 . October 2017

EXECUTIVE
REPORT

INTRODUCTION

The Honorable Judge of the 7th Commercial Court of the State Capital of Rio de Janeiro

The Trustee in Bankruptcy, Escritório de Advocacia Arnoldo Wald ("Wald" or "TB"), named in the records of the Oi Group's Chapter 11 (file No. 0203711-65.2016.8.19.0001), and RC Consultores, subcontracted by the TB to assist in the preparation of the Monthly Activity Report ("RMA"), respectfully comes to your presence, under the terms of r. Decision of pgs. 91.223 / 91.224, present the RMA for the month of August 2017.

As is known, Judicial Recovery involves the following companies:

- Oi S.A. -in Judicial Recovery ("Oi S.A.");
- Telemar Norte Leste S.A. -in Judicial Recovery ("Telemar Norte Leste");
- Oi Móvel S.A. -in Judicial Recovery ("Oi Móvel");
- Copart4 Participações S.A. -in Judicial Recovery ("Copart4");
- Copart5 Participações S.A. -in Judicial Recovery ("Copart5");
- Portugal Telecom International Finance B.V. -in Judicial Recovery ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. -in Judicial Recovery ("Oi Coop").

This report, which includes financial information based mainly on elements provided by the Debtors until October 16, 2017, contains data for the month of August 2017 and should be analyzed together with the preliminary report on activities, as well as the other RMAs previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Debtors, which in this Report will cover the Statement of Cash Flow Management for that month, presented in the tables in comparison with the immediately preceding month. The report will highlight the main variations occurred in the month in question, presenting the clarifications provided by the Administration of the Debtors.

This report, prepared through analytical procedures and discussions with the Company's Management, is intended to provide the Court and interested parties with information on the financial situation of the Debtors and the relevant transactions carried out by them, as well as a summary of the activities carried out by the TB until the closing of this report.

The information presented below is based primarily on data and elements presented by the Debtors. The individual financial statements of all the Debtors, as well as the consolidated financial statements of the Oi Group (which include, but are not limited to, the Debtors) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the CVM of the Consolidated Quarterly Financial Information ("ITRs") of the Oi Group. With respect to the individual financial information of each Debtor, prepared in monthly periods other than those that compose the ITRs delivered to the CVM, these are not subject to independent audit review, either by the auditors contracted by the Oi Group or by the TB.

The TB, honored with the attributed charge, is available for further clarification on the information contained in this report or additional information.

Regards,

WALD

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Alberto Camiña Moreira
albertoc@wald.com.br

Partners

Tel: +55 (11) 3074-6000

RC CONSULTORES

Marcel Augusto Caparoz
Chief Economist
marcel@rcconsultores.com.br

Tel: +55 (11) 3053-0003

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 1 – Corporate Organization Chart of the Debtors


Oi
Oi S.A. (Holding)
in judicial recovery
100%
Telemar Norte Leste S.A. (STFC grant) in judicial recovery
100%
Portugal Telecom Intern. Finance B.V. (Financial Vehicle) in judicial recovery
100%
Oi Brasil Holdings Coöperatief U.A. (Financial Vehicle) in judicial recovery
100%
Copart5 Participações S.A. (Financial Vehicle) in judicial recovery
99,875%
Oi Serviços Financeiros S.A. (current denomination Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Management of Credits and Participations S.A.
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and SeAC authorization) in judicial recovery
100%
Copart4 Participações S.A. (Financial Vehicle) in judicial recovery
4 other companies (see attachments)
11 other companies (see attachments)
Key
DEBTORS OF THE GROUP

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated October 13, 2017. Information presented again to facilitate understanding of the structure of the Debtors*

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 2 – Corporate Organization Chart of the Debtors


Telemar Norte Leste S.A. (STFC grant) in judicial recovery
100%
Oi Móvel S.A. in judicial recovery
100%
Copart4 Participações S.A. in judicial recovery
50%
Companhia AIX de Participações
81,43%
SEREDE Serviços de Rede S.A.
99,99%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
99,99%
Oi Internet S.A.
100%
Rede Conecta Serviços de Rede S.A.
99,9%
Brasil Telecom Comunicação Multimídia Ltda.
50%
Companhia ACT de Participações
10 other companies)
100%
Brasil Telecom Call Center S.A.
19,04%
Hispamar Satélite S.A.
Key
DEBTORS OF THE GROUP

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated October 13, 2017. Information presented again to facilitate understanding of the structure of the Debtors*

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 3 – Corporate Organization Chart of the Debtors


Oi Móvel S.A. in judicial recovery
99,99%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
99,99%
Paggo Administradora Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
Key
DEBTORS OF THE GROUP

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated October 13, 2017. Information presented again to facilitate understanding of the structure of the Debtors*

THE COMPANIES IN JUDICIAL RECOVERY

Figure 4 - The Companies in Judicial Recovery

OI S.A.
Main provider of Fixed Telephony services in Region II and national and international long distance services. It also has holdings in other companies of the Group, being the main "Holding" Company of the OI Group.

OI Coop
Non-operational entity. Vehicle for raising funds/resources in the international market


OI S.A.
OI Brasil Holdings Cooperatief U.A.
DEBTORS OF THE GROUP
Oi
OI Móvel S.A.
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

OI Móvel
Provider of cellular services of Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of Fixed Telephony services in Region I and national and international long distance services.

PTIF
Non-operational entity. Vehicle for raising funds/resources in the international market

Copart 4 e 5
Two legal entities used for the management and administration of real estate property and the main real estate leased to the OI Group

MATERIAL FACTS & NOTICES TO THE MARKET

The following are some of the material and market-related facts disclosed by Oi Group that are directly related to the Debtors:

Material Facts and Notice to the Market of **AUGUST/17**

August 10

Oi SA - In Judicial Recovery ("Company"), on August 10, pursuant to CVM Instruction 358/02, the Chairman of the Company's Board of Directors received a Notice issued by the National Telecommunications Agency (Anatel) requesting the reformulation of the Judicial Recovery Plan to include: a) the demonstration that the company is able to obtain other sources of capital in the same amount as that provided for the "bondholders" or to offer a guarantee for the proposed contribution; b) alternatives of capital contribution, in addition to the proposed conversion of bonds; c) viable conditions of immediate capital contribution or in a shorter term than that provided in the presented plan; d) guarantees of realization and temporary reliability of the capital contribution; e) clarification as to the interest and feasibility of discharge of debts to Anatel, through the program of recovery of non-tax credits, under the terms established in Provisional Measure No. 780/2017, as agreed in a meeting between the Agency and the Debtor, on 08.08.2017.

The statement can be accessed at:
file:///C:/Users/marcel/Downloads/10.08.2017_Comunicado%20ao%20Mercado_Of%C3%ADcio%20Anatel_port.pdf

August 21

Oi SA - In Judicial Recovery ("Company"), on August 21, announced that it took cognizance, on that date, of a judgment rendered on 09.08.2017 by the Lisbon Commercial Court - Judge 5 of the Judicial Court of the Region of Lisbon, by means of which it was recognized, in relation to Oi Móvel SA - In Judicial Recovery, the decision that granted the processing of the request for judicial recovery formulated in Brazil, pursuant to Law 11,101/05 and the Brazilian Corporation Law, issued by the Court of the 7th Business Court of the District of the Capital of the State of Rio de Janeiro, on 06.26.2016.

The statement can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=248925

August 25

Oi SA - In Judicial Recovery ("Company"), on August 25, it announced that the 7th Business Court of the Capital District of the State of Rio de Janeiro approved the dates suggested by the court administrator for the General Meeting of Creditors ("AGC"), designating the AGC to be held on 09/10/2017, on first call, and 10/23/2017, on the second call, to be held at Riocentro.

The full text of the aforementioned court decision is available to the Company's shareholders at the Company's headquarters, at its website (www.oi.com.br/ri), as well as in the CVM Business Systems Module (CVM). cvm.gov.br), as well as the BM & FBovespa website (www.bmfbovespa.com.br). A copy of said court decision will also be sent, as soon as possible, translated into English, to the US Securities and Exchange Commission under Form 6-K.

The statement can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=248995

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notice to the Market of **SEPTEMBER/17**

September 28

Oi S.A. - In Judicial Recovery ("Company") communicated on September 28, in compliance with art. 157, paragraph 4 of Law 6404/76 and pursuant to CVM Instruction 358/02, following a decision of the Company's Board of Directors, which requested the 7th Business Court of the Capital District of the State of Rio de Janeiro, where Judicial Recovery ("Judicial Recovery Judgment"), the postponement of the date of the General Meeting of Creditors ("AGC") for 23.10.2017, on first call, and 27.11.2017, on second call, on Riocentro, based on negotiating factors for the approval of the Judicial Recovery Plan ("Plan") and procedures related to the AGC, which may lead to changes in the AGC voting system.

In response to the Company's request, the Judicial Recovery Court granted the Company's request, determining the AGC's postponement for those dates.

The press release issued by the Company with respect to AGC's request for postponement is attached to this Material Fact and the full decision of the court that granted the request for postponement of the AGC date is available to the Company's shareholders, its website (www.oi.com.br/ri), as well as in the IPE module of the CVM Companies System (www.cvm.gov.br), as well as the website of B3 SA - Brasil, Bolsa, .bmfbovespa.com.br). A copy of said court decision will also be sent, as soon as possible, translated into English, to the US Securities and Exchange Commission under Form 6-K.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_en.asp?idioma=0&tipo=43090&conta=28&id=249512

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notice to the Market of OCTOBER/17

October 2

Oi S.A. - In Judicial Recovery ("Company") communicated on October 2, in compliance with art. 157, paragraph 4 of Law 6,404/76 and pursuant to CVM Instruction 358/02, which Mr. Ricardo Malavazi Martins presented on that date his resignation to the positions of Director of Finance and Investor Relations of the Company.

Pursuant to Article 37 of the Company's Bylaws, at a meeting held on that date, the Board of Directors appointed Mr. Carlos Augusto Machado Pereira de Almeida Brandão to temporarily fill his current duties as Director with the duties of Chief Financial and Investor Relations Officer until such time as the Board of Directors decides.

The relevant fact can be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249613

FINANCIAL INFORMATION

4.1 Statement of Cash Flow Management

STATEMENT OF CASH FLOW MANAGEMENT

HIGHLIGHTS

Statement
AUGUST 01 to 31, 2017

- **Net Operating Cash Generation** was positive at R$ 61 million in August/17
- The item **Receipts** increased by R$ 215 million in August/17, totaling R$ 2,970 million
- **Payments** increased by 1.3% to R$ 2,482 million in August/17
- **Investments** totaled R$ 427 million in the month
- The **Final Balance of the Recoveries Financial Fund** increased by R$ 116 million in August/17, totaling R$ 7,295 million

Statement
AUGUST 01 to 31, 2017

Net Operating Cash Generation was positive at R$ 61 million in August/17

- The Net Operating Cash Generation of the Debtors in August / 17 was positive in R$ 61 million, after a negative result of R$ 175 million observed in the previous month (Figure 5). In the comparison with the month of July/17, Receipts increased by R$ 215 million, reaching R$ 2,970 million, while cash outflows with Payments and Investments decreased R$ 21 million, totaling R$ 2,909 million (Figure 6). The other movements of the Debtors which include Financial Operations, contributed with exits of R$ 55 million, compared to a negative result of R$ 55 million in the previous month.
- Accordingly, the variation of the Final Balance of the Financial Recoveries was positive by R$ 116 million in August/17, resulting in an amount of R$ 7,295 million (Figure 7), corresponding to a 1.6% last month.
- Detailed consideration of variations will be discussed in the following pages.

Figure 5 - Net Operating Cash Generation - Monthly Balance


in R$ millions
1.090
469
408
318
231
333
(154)
145
(279)
(231)
51
266
(175)
61
JUL/16
AUG/16
SEP/16
OCT/16
NOV/16
DEC/16
JAN/17
FEB/17
MAR/17
APR/17
MAY/17
JUN/17
JUL/17
AUG/16

Figure 6 - Monthly evolution. Receipts x Payments/Investments


in R$ millions
RECEIPTS
PAYMENTS
+
INVESTMENTS
2.970
2.909

Figure 7 - Financial Fund - Debtors - monthly - Ending balance


in R$ millions
7.295

Increase in Receipts in August/17 contributed to the Net Operating Cash Generation of Debtors

Figure 8 - Statement of the managerial cash flow

	JUL/17	AUG/17	Δ
Clients	1.910	1.987	4%
Network Usage Services	226	178	-21%
Dealers	479	494	3%
Others	140	311	122%
Receipts (1)	**2.755**	**2.970**	**8%**

	JUL/17	AUG/17	Δ
Plant Maintenance	(118)	(113)	-4%
Rents	(343)	(283)	-16%
Data Processing/Graphics	(133)	(135)	2%
Call Center Service/Collection	(132)	(126)	-5%
Utilities	(98)	(101)	3%
Consulting / Auditing / Fees	(78)	(55)	-29%
Other Services/Payments	(637)	(828)	10%
Materials/Services 2	**(1.439)**	**(1.561)**	**8%**

	JUL/17	AUG/17	Δ
Network Usage Services	(229)	(182)	-21%
Judicial Deposits	6	14	133%
Contingencies	(1)	(5)	400%
Other Payments (2)	**(224)**	**(173)**	**-23%**

	JUL/17	AUG/17	Δ
Telemar	(203)	(197)	-3%
Oi S.A.	(75)	(74)	-1%
Oi Móvel	(202)	(156)	-23%
Investments (3)	**(480)**	**(427)**	**-11%**

in R$ millions


2.970
(157)
(1.561)
(591)
(173)
(427)
61
Receipts
Personnel
Materials / Services
Taxes
Other payments
Investments
Operational Generation Net

Source: Financial statements and management information

Statement
AUGUST 01 to 31, 2017

Table 1 - Statement of Cash Flow Management - Aug/17

R$ million		(A) 07/31/2017 JUL/17	(B) - (A) Variation	(B) 08/31/2017 AUG/17
INITIAL Balance - Financial Cash		7.299	*(120)*	7.179
Clients		1.910	*77*	1.987
Network Usage Services		226	*(48)*	178
Dealers		479	*15*	494
Others		140	*171*	311
Receipts (1)		**2.755**	***215***	**2.970**
Personnel		(161)	*4*	(157)
Material/Service Suppliers		(1.668)	*(75)*	(1.743)
Taxes		(626)	*35*	(591)
Judicial Deposits		6	*8*	14
Contingencies		(1)	*(4)*	(5)
Receipts (2)		**(2.450)**	***(32)***	**(2.482)**
Telemar		(203)	*6*	(197)
Oi S.A.		(75)	*1*	(74)
Oi Móvel		(202)	*46*	(156)
Receipts (3)		**(480)**	**53**	**(427)**
Net Operating Generation	**(1 +2 + 3)**	**(175)**	***236***	**61**
Intra-Group Operations		-	-	-
Financial Operations		55	-	55
Dividends and JCP		-	-	-
FINAL Balance - Financial Cash		7.179	*116*	7.295

Figure 9 - Receipts - Structure of participation


Network Usage Services R$ 170 mi 6%)
RECEIPTS TOTAL R$ 2.970 mi
Dealers R$ 494 mi 17%
Others R$ 311 mi 10%
Dealers R$ 494 mi 17%
Clients R$ 1.987 mil 67%

	AUG/17 R$ million	Participation	JUL/17 Participation
Receipts	**2.970**	**100%**	**100%**
Clients	1.987	67%	69%
Dealers	494	17%	18%
Others	311	10%	5%
Network Usage Services	178	6%	8%

RECEIPTS

Receipts increased in August/17

In August / 17 there was an increase in the Receipts account, a R$ 215 million increase over the previous month (+ 7.8%), reaching R$ 2,970 million.

Client receipts increased by 4.0% in relation to the previous month, equivalent to an increase of R$ 77 million, totaling R$ 1,987 million, compared to R$ 1,910 million in July/17.

- According to the Trustee, the increase in client receipts is related to the highest number of business days in August/17 in relation to July/17 (23 business days in August versus 21 business days in July).

The other items of Receipts, with the exception of *Network Use Services*, also registered a positive variation in relation to the previous month, contributing to the final result presented.

The Other items increased by R$ 171 million, totaling R$ 311 million in August/17, while the item *Dealers* registered a R$ 15 million increase compared to the previous month, reaching R$ 494 million in August/17.

- According to the Trustee, the increase in receipts from the Other item in August/17 was caused by the increase in Intercompany Receipts among companies undergoing judicial reorganization, and the effect is canceled with the item Other Services Payment.

On the other hand, *Network Use Services* fees decreased by R$ 48 million compared to the previous month, totaling R$ 178 million, compared to R$ 226 million in August/17.

- The Trustee pointed out that the reduction in the use of *Network Usage Services* in August/17 is a reflection of the seasonal characteristics of the business, and the variation registered in the month is directly related to the reduction of payments for Network Usage Services (which includes Material/Service Suppliers), which ended August/17 at R$ 182 million.

Statement

AUGUST 01 to 31, 2017

Table 1 - Statement of Cash Flow Management - Aug/17

R$ million		(A) 07/31/2017 JUL/17	(B) - (A) Variation	(B) 08/31/2017 AUG/17
INITIAL Balance - Financial Cash		**7.299**	*(120)*	**7.179**
Clients		1.910	*77*	1.987
Network Usage Services		226	*(48)*	178
Dealers		479	*15*	494
Others		140	*171*	311
Receipts (1)		**2.755**	***215***	**2.970**
Personnel		(161)	*4*	(157)
Material/Service Suppliers		(1.668)	*(75)*	(1.743)
Taxes		(626)	*35*	(591)
Judicial Deposits		6	*8*	14
Contingencies		(1)	*(4)*	(5)
Receipts (2)		**(2.450)**	***(32)***	**(2.482)**
Telemar		(203)	*6*	(197)
Oi S.A.		(75)	*1*	(74)
Oi Móvel		(202)	*46*	(156)
Receipts (3)		**(480)**	***53***	**(427)**
Net Operating Generation	**(1 +2 + 3)**	**(175)**	***236***	**61**
Intra-Group Operations		-	-	-
Financial Operations		55	-	55
Dividends and JCP		-	-	-
FINAL Balance - Financial Cash		**7.179**	***116***	**7.295**

Figure 10 - Payments - Structure of participation


Personnel
R$ 157 mi
6%
Others
R$ (+9 mi)
0%
RECEIPTS
TOTAL R$ 2.482
mi
Taxes
R$ 591 mi
24%
Suppliers
R$ 1,743 mi
70%

	AUG/17 R$ million	Participation	JUL/17 Participation
Payments	**(2.482)**	**100%**	**100%**
Material/Service Suppliers	(1.743)	70%	68%
Taxes	(591)	24%	26%
Personnel	(157)	6%	6%
Others	9	0%	0%

PAYMENTS

Payments were higher in August/17

Payments totaled R$ 2,482 million in August/17, an increase of R$ 32 million from the previous month, equivalent to an increase of 1.3%.

The main factor responsible for this increase in cash outflows with Payments was the item Suppliers of Materials/Services, up R$ 75 million in the month (increase of 4.5%), reaching R$ 1,743 million. Payments related to *Contingencies* also increased in August/17, in the amount of R$ 4 million, totaling R$ 5 million.

- According to the Trustee's clarification, the increase in the Material/Service Suppliers item was influenced by the increase in intercompany payments for companies to provide network maintenance services, Call Center services, SVA transfer to Oi Internet of the amounts charged in the accounts Oi Móvel S.A. and Oi Móvel S.A., in addition to interconnection services between companies undergoing judicial reorganization (Oi S.A., Telemar S.A. and Oi Móvel S.A.), with the latter being offset by the increase in receipts of Other Receipts.

On the other hand, Taxes recorded a reduction of R$ 35 million, down 5.6%, totaling R$ 591 million in August/17. The payment of Personnel also decreased in the month (- 2.5%), totaling R$ 157 million.

- The Trustee pointed out that the change in Taxes in the month was influenced by the higher volume of compensation of tax credits on federal taxes due in August/17.

- Regarding the payment of Personnel, the Trustee reported that the new level of payments is related to the 1% salary adjustment agreed with the telecommunications union in the salaries of non-executive positions, held in July/17.

Finally, *Judicial Deposits* registered a cash inflow of R$ 14 million in August/17, up from R$ 6 million recorded in the previous month.

- According to the Trustee's clarification, the increase in Judicial Deposits was influenced by the judicial unlocks occurred in August/17, in addition to the payment of the disputed part of Globenet.

Statement
AUGUST 01 to 31, 2017

Table 1 - Statement of Cash Flow Management - Aug/17

R$ million		(A) 07/31/2017 JUL/17	(B) - (A) *Variation*	(B) 08/31/2017 AUG/17
INITIAL Balance - Financial Cash		**7.299**	***(120)***	**7.179**
Clients		1.910	*77*	1.987
Network Usage Services		226	*(48)*	178
Dealers		479	*15*	494
Others		140	*171*	311
Receipts (1)		**2.755**	***215***	**2.970**
Personnel		(161)	*4*	(157)
Material/Service Suppliers		(1.668)	*(75)*	(1.743)
Taxes		(626)	*35*	(591)
Judicial Deposits		6	*8*	14
Contingencies		(1)	*(4)*	(5)
Receipts (2)		**(2.450)**	***(32)***	**(2.482)**
Telemar		(203)	*6*	(197)
Oi S.A.		(75)	*1*	(74)
Oi Móvel		(202)	*46*	(156)
Receipts (3)		**(480)**	***53***	**(427)**
Net Operating Generation	**(1 +2 + 3)**	**(175)**	***236***	**61**
Intra-Group Operations		-	-	-
Financial Operations		55	-	55
Dividends and JCP		-	-	-
FINAL Balance - Financial Cash		**7.179**	***116***	**7.295**

Figure 11 - Investments - Structure of participation


INVESTMENTS
Total R$ 427 mi
Oi S.A.
R$ 74 mi
17%
Telemar
R$ 197 mi
46%
Oi Móvel
R$ 156 mi
37%

	AUG/17 R$ million	Participation	JUL/17 Participation
Investments	**(427)**	**100%**	**100%**
Telemar	(197)	46%	42%
Oi Móvel	(156)	37%	42%
Oi S.A.	(74)	17%	16%

INVESTMENTS

The Debtors registered investments of R$ 427 million in August/17, a reduction of 11% in relation to the previous month, when there were investments of R$ 480 million, the highest level since the beginning of the Judicial Recovery process in June/16.

Investments related to Telemar S.A. had a reduction of R$ 6 million, totaling R$ 197 million in August/17. Investments in Oi S.A. decreased by R$ 46 million, totaling R$ 156 million, while investments in Oi S.A. decreased slightly by R$ 1 million compared to the previous month, totaling R$ 74 million.

- According to the Trustee's clarification, the reduction of investments in August/17 occurred according to the Company's planning, remaining at the average level of the last months.

NET OPERATING GENERATION

The level of Receipts in August/17, of R$ 2,970 million, remained above Payments in the month (R$ 2,482 million), as well as Investments (R$ 427 million), which contributed directly to the positive balance of R$ 61 million in the Net Operating Generation in the month.

FINAL BALANCE - FINANCIAL CASH

Financial Operations reached a positive result of R$ 55 million in August/17, the same level recorded in the previous month. The other operations did not register any movement.

- The Trustee pointed out that the value of Financial Transactions is in line with the previous month, since the yield linked to the Selic Interest rate remained stable in the last two months.

Thus, in addition to the R$ 55 million in August/17 of Financial Operations to the positive balance of R$ 61 million of the Net Operating Cash Generation, the Final Balance of the Financial Recoveries was R$ 116 million in relation to the previous month (up 1.6%), totaling R$ 7,295 million.

Statement

AUGUST 01 to 31, 2017

Table 2 - Direct Cash Flow

R$ million

CONSOLITATED DEBTORS	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17
Initial Balance - Financial Cash	**5,816**	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**
Receipts	**2,881**	**2,783**	**2,587**	**2,742**	**2,669**	**2,305**	**3,223**	**2,638**	**2,961**	**2,563**	**2,755**	**2,970**
Clients	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987
Network Usage Services	282	118	81	98	84	78	102	242	202	106	226	178
Dealers	442	466	494	465	512	412	562	395	526	430	479	494
Others	132	203	65	51	199	117	338	115	166	102	140	311
Payments	**(2,356)**	**(2,149)**	**(2,074)**	**(2,166)**	**(2,562)**	**(1,805)**	**(3,156)**	**(2,523)**	**(2,477)**	**(1,967)**	**(2,450)**	**(2,482)**
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)
Materials and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)
Materials/Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)
Rents	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)
Data Processing/Graphics	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)
Call Center Service/Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)
Utilities	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)
Consulting / Auditing / Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)
Other Services/Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)
Network Usage Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)	(5)
Investments	**(97)**	**(316)**	**(282)**	**(242)**	**(261)**	**(345)**	**(346)**	**(346)**	**(433)**	**(330)**	**(480)**	**(427)**
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)
Oi S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)
Operational Generation	**428**	**318**	**231**	**333**	**(154)**	**155**	**(279)**	**(231)**	**51**	**266**	**(175)**	**61**
Intra-Group Operations	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-	-
Financial Operations	49	61	32	63	65	51	67	44	20	44	55	55
Dividends and JCP	-	-	93	-	(63)	-	-	-	-	-	-	-
Final Balance - Financial Cash	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**	**7,295**

ASSISTANCE TO CREDITORS

Last month, the TB is working on an analysis of the documentation of creditors who confirmed their presence at the General Meeting of Creditors, which will be held, on first call, on 10.23.2017, at Riocentro (Amphitheater).

In parallel, the documents of the bondholders who opted for the individualization of the exercise of the right to speak and vote in the AGC, under the terms of the notice published in the Electronic Diary of 10.02.2017, are being examined.

In addition, this Trustee has been dedicated to organizing the entire infrastructure of the event, holding weekly meetings with the Company and the Aktuellmix and Assemblex companies, contracted to assist in the AGC, in addition to visits to the Riocentro facilities and face-to-face tests of technological systems to be adopted on the day of the meeting.

As reported in previous reports, the TB continues to screen the 6,277 procedural incidents regarding challenges and delayed ratings. As a result of this work: (i) 2,271 incidents have already been sentenced as a result of the illiquidity of the credit or because credit is already listed in the name of the creditor in the TB on pages 198,488/198,843; (ii) the TB has already filed 5,075 prior statements and 1,288 petitions on the merits of the request; and (iii) 2,476 have already had manifestations of the Debtors.

The TB continues to be contacted by national and international creditors, either by telephone, through the +55 (21) 2272- 9300 line, or by e-mail credoroi@wald.com.br, to provide clarifications regarding their lawsuits. In addition, it continues to provide relevant information to creditors through the judicial recovery website (www.recuperacaojudicaloi.com.br), which currently totals 154,367 accesses.

Legal issues of different complexities and various branches of law, including international ones, due to the many questions that are presented to it, continue to be analyzed by this Trustee.

SUMMARY OF TB MANIFESTATIONS IN THE RECORDS

Pages 221.810/221.834	Monthly report of the activities carried out by the Debtors.	09/15/2017
Pages 224.698/224.702	Demonstration on the guidelines that will guide and orient the General Meeting of Creditors	09/26/2017
Pages 222.973/222.974	Manifestation on the application for postponement of the General Meeting of Creditors formulated by the Debtors	09/27/2017
Pages 224.493/224.496	Manifestation about: (i) Request for a spin-off of credit listed on behalf of Albernard & Azulay Advogados Associedados; (ii) Petition presented by Maksen Consulting - Consultoria, Engenharia e Sistemas de Informação Ltda., In which it informs that it has transferred its credit to the company Weshare Serviços de Gestão S.A. (iii) A credit claim filed by Beatriz de Souza Alcântara Campos; (iv) Petition of the Debtors requesting the dispatch of offices to the Delegates of the Federal Revenue of Brazil in Ribeirão Preto and Goiânia. (v) Change of the corporate name of the creditor Brazil Capitalização S.A. in the list of creditors.	10/02/2017

SUMMARY OF TB MANIFESTATIONS IN THE RECORDS

Pages 224.497/224.498	Demonstration suggesting the extension of the term for individualization of bondholders directly to TB for 10.11.2017.	10/02/2017
Pages 227.177/227.178	Manifestation on the petition filed by the creditor Wedo do Brasil Soluções Informáticas Ltda. on the order of the day, clarifying that the Public Notice published on 10.06.2017 meets the terms of Law 11.101/05.	10/09/2017
Pages 227.191/227.194	Manifestation about: (i) Petition presented by Teloken Advogados S/S and Haeser Advogados S/S, stating that the information has already been provided to the applicants; (ii) Petition lodged by creditor Katiany Rodrigues de Oliveira requesting a certificate of credit; (iii) Petition presented by the Citicorp Trustee Company Limited on the alternative proposal for the Recoveries of the direct participation of the bondholders in the voting of the PRJ. (iv) Late qualification presented by Eladia do Nascimento Torres.	10.10.2017

SUMMARY OF TB MANIFESTATIONS IN THE RECORDS

Pages 227.587/227.590	Manifestation about: (i) Requests for credit reserve; (ii) Official letters issued by the Special Court of the Teresópolis-RJ District, in which it forwards the list of actions distributed before that Court; (iii) Mandated by the Civil Precincts Court of Belo Horizonte-MG, to investigate Debtor Oi Móvel about the execution promoted by Rosania Alves Dias (case no. 5033164-97.2016.8.13.0024); (iv) Official Letter from the Court of Justice of the State of Sergipe on the possibility of release of value blocked in tax enforcement No. 0000226-91.2015.8.25.0071, promoted by the Municipality of São Miguel do Aleixo	10.11.2017

SUMMARY OF TB MANIFESTATIONS IN THE RECORDS

Interlocutory Appeal in which the Trustee in Bankruptcy presented demonstrations:

0048011-65.2017.8.19.0000	Manifestation of TB presenting the Segregated List in the appeals filed by the Dutch TBs, so that the General Meeting of Creditors is not held until full information is provided in the judicial recovery proceedings.	09/29/2017
0052171-36.2017.8.19.0000	Manifestation of the TB presenting the Segregated List in the appeal filed by Capricorn Capital Ltd. And others against substantial consolidation.	09/29/2017
0052769-87.2017.8.19.0000	Manifestation of the TB presenting the Segregated List in the appeal filed by Goldentree Distressed Fund 2014 Lp and Others so that Substantive Consolidation is rejected so that Aggravated present individual judicial recovery plans for each Debtor.	09/29/2017
0048611-86.2017.8.19.0000	Manifestation of the TB on the illiquidity of credit and on the subject matter of the appeal.	10.10.2017

In addition to the aforementioned cases, the Trustee in Bankruptcy, in response to letters and requests addressed directly to the TB by the most diverse Courts of the Country, presented demonstrations in lawsuits filed against the Debtors.

WALD

Avenida Franklin Roosevelt,

nº 115, 4º andar

CEP 20021-120

Rio de Janeiro, RJ - Brazil

Avenida Juscelino Kubtischek,

nº 510, 8º andar

CEP 04543-906

São Paulo, SP - Brazil

RC CONSULTORES

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
CEP 04576-080
São Paulo, SP - Brazil